Exhibit 10.7
Reference Translation
Agreement on transfer of exclusive operating right of
Beijing Tsinghua Tongfang Education Training School
Between
Tsinghua Tongfang Co. Ltd
And
Beijing Tongfang Digital Education Technology Limited
15 June 2005

     This Exculsive Operating Right Agreement (the “Agreement”) is entered into as of 15 June 2005 in the PRC, by and between the following parties (the “Parties”)

(1).	Party A:	Tsinghua Tongfang Co. Ltd. (“Party A”)
	Address:	Tsinghua Tongfang Building, Tsinghua Yuan, Haidian District, Beijing.

(2).	Party B:	Beijing Tongfang Digital Education Technology Limited (“Party B”)
	Address:	Tsinghua Tongfang High-tech Plaza, No.1 Wang Zhang Road, Haidian District, Beijing
     WHEREAS:
(1) Beijing Tsinghua Tongfang Education Training School (the “Training School”) was established, with a registered capital of RMB1 million, solely by Party A in March 2002.
(2) Party A agrees to grant to Party B all the operating rights and obligations of the Training School enjoyed by and imposed on Party A for being the promoter of the Training School.
(3) Party B agrees to accept all the operating rights and obligations of the Training School enjoyed by and imposed on Party A for being the promoter of the Training School. Party B shall become the exclusive operator of the Training School.
(4) the Parties acknowledge that they fully understand their respective rights and obligations under this Agreement and agree to the execution of this Agreement.
     As governed by and construed in accordance with the laws of the PRC, Party A and Party B, based on the principles of mutual complementation with their respective advantages and mutual benefit, and following friendly discussions, hereby enter into this Agreement as follow:
     Article 1 Definitions
     As used in this Agreement, the following terms shall have the following respective meanings:
     “associated companies” means, in respect of any Party, any corporation, company, partnership, association or other business entity that is owned directly or indirectly as to 20% or above of any class of its issued share capital by such Party;
     “subsidiaries” means, in respect of any Party, any corporation, company, partnership, association or other business entity that is controlled by such Party. For purposes of this Agreement, “control” means ownership of more than 50% of the voting securities or interests in another corporation, or the ability to direct the management or policies of such corporation, whether by contract or otherwise;

     “Audit Report” means the audit report (# XYZH/A805048) issued by Xin Yong Zhong He CPA Ltd for the year ended 31 December 2004 for the Training School;
     “Related Assets” means all the assets, properties, rights and benefits, as listed out in the Audited Report or its appendices of the Training School;
     “Related Liabilities” means all the liabilities associated with the Training School, its assets or its business;
     “Related Business” means all the related business operated by the Training School as at the date of this Agreement;
     “Related Period” means the period between 11 February 2005 and the Closing Date (both dates inclusive);
     “Financial Statements” means the financial statements, including the profit & loss account and the balance sheet, of the Training School as at 31 May 2005 as provided by Party A;
     “Closing Date” means the date on which the condition set forth in clause 4.1 in Article VI is satisfied;
     “Delivery Date” means the date on which the condition set forth in clause 4.2 in Article VI is satisfied;
     “taxation” or “taxes” means all forms of taxation or any additional amounts imposed by any government, provincial government, local government, municipal government, governmental agency, statutory body or any revenue authority, whether of the PRC or elsewhere, including, without limitation, net income tax, gross income tax, sales, intellectual property, license, land use, property, intangible asset, interest, value added, stamp duty, estate duty, withholding, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs, fines and additions to tax.
Article II Transfer and Expiry

2.1	Subject to the terms and conditions in this Agreement, Party A hereby confirms the grant to Party B and Party B hereby confirms its acceptance of the exclusive operating right, together with the associated rights and obligations enjoyed by and imposed on Party A for being the promoter of the Training School, of the Training School.

2.2	The Parties hereby confirm that the transfer as stipulated in this Agreement constitutes an irrevocable undertaking starting from the date of this Agreement. Starting from the Delivery Date, Party A shall be entitled to all the rights and responsible for all the obligations of being the exclusive operator of the Training School. Party B shall stop to be entitled to all the rights and responsible for all the obligations of being the exclusive operator of the Training School.

2.3	Party B shall have the exclusive operating right of the Training School for ten years staring from the Closing Date. The Parties can enter into a new agreement upon expiry.

Article III Consideration

3.1	The consideration for the granting of the exclusive operating right (the “Consideration”) shall be the sum of RMB450,000. The Consideration shall be paid in accordance with Article V in this Agreement.

Article VI Transfer

4.1	The closing of this Agreement shall be conditional on:
(1)	Each Party has obtained board resolutions from its board of directors approving the transfer of the exclusive operating right of the Training School.
4.2	When the condition in Clause 4.1 is satisfied, nominees from Party B shall be appointed as the principal management staff of the Training School.

4.3	When the condition in Clause 4.1 is satisfied, delivery shall occur:
(1)	the Parties shall sign, execute and deliver or cause to be signed, executed and delivered such documents and instruments in order to complete the granting from Party A to Party B the exclusive operating right of the Training School;

(2)	Party B shall pay, in accordance with clause 5.1 in Article V of this Agreement, the Consideration.
Article V Payment

5.1	Party B shall pay the Consideration to Party A in the following manner:

A sum of FOUR HUNDRED AND FIFTY THOUSAND YUAN (RMB450,000) shall be paid in one lump sum within seven (7) days after the Closing Day.

Article VI Termination

6.1	Party B may terminate this Agreement unilaterally upon the occurrence of the following event:

Any material breach of the representations, warranties and undertakings set forth in Article VII and Article VIII in this Agreement by Party A on or before the Closing Date.

6.2	Upon the occurrence of the event set forth in clause 6.1 of this Agreement and Party B rescind this Agreement, Party B shall not be liable of any claims or compensation unless Party A can prove that Party A has incurred additional expenses upon an unreasonable instruction from Party B. Party A has to provide to Party B supporting documents for those additional expenses and the compensation borne by Party A shall be limited to the amount of those additional expenses.

6.3	If Party B shall elect to rescind this Agreement in accordance with clause 6.1 in this Agreement, Party B shall send a written notice to Party A. Party A shall, within seven days of the written notice, refund the Consideration paid by Party B in accordance withn clause 5.1 in this Agreement, plus interest calculated at the interest rate quoted by the Bank of China retroactive to the funding date (inclusive).

6.4	Party B shall, after gaining the exclusive operating right of the Training School, operate the Training School in accordance with the law and shall not violate or breach any law causing damages to Party A. Party A may terminate this Agreement and request for compensation from Party B upon the occurrence of illegal act of Party B in operating the Training School, which leads to losses and damages to Party A. Party A has to provide to Party B supporting documents for those losses and the compensation borne by Party A shall be limited to the amount of those losses.

Article VII Representations, warranties and undertakings

7.1	Party A hereby represents and warrants to Party B that, as at the date of this Agreement and the Closing Date:
(1)	Party A has the right and power to execute and perform this Agreement; and upon execution and fulfilling the condition set forth in clause 4.1 of this Agreement, this Agreement shall constitute the valid, lawful, binding and enforceable obligations of Party A.

(2)	The representations and warranties given by Party A are true, accurate and not misleading.

(3)	Party A undertakes that it will procure the existing promoter of the Training School not to transfer or grant any rights or obligations, except for the exclusive operating right set forth in this Agreement).

(4)	The Training School is a business unit duly organized and validly existing under and by virtue of the laws of the PRC and has requisite corporate power and authority, duly qualified, licensed or admitted to carry on its business. No event has occurred that will lead to the revocation of the above-mentioned corporate power, authority, license and permit.

(5)	Party A has performed its duty under the Article of Association of the Training School, which includes but not limited to the injection of the registered capital. Party A has furnished Party B with copies of the Article of Association of the Training School. Said copies are true, correct, and complete and contain all amendments.

(6)	After careful due diligence, Party A is not aware of (except as disclosed in this Agreement) any litigations related to the Article of Association of the Training

School (as amended), any unresolved or potential litigation, or any circumstances that will lead to litigations or compensation suits.
7.2	Related Assets and Related Liablities
(1)	Except as disclosed in this Agreement, as at the date of this Agreement and the Closing Date, the Related Assets are solely the property of the Training School and are not subject to any encumbrances (other than possible minor encumbrances of current assets and accrued expenses arisen in the ordinary course of business) mortgage, pledge, lease, charges, other liens or the rights, control, restriction of other third party, which will materially detract from the value of the assets or materially impair Training School’s ability to use, transfer or dispose of such assets.

(2)	The property, vehicles or other equipment (“Related Property and Equipment”) is validly owned or leased by the Training School under and by virtue of the laws of the PRC. The Related Property and Equipment is in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained as adjusted for the period and the nature of usage. The Related Property and Equipment is not hazardous, inefficient, obsolete, inappropriate, in need of replacement or unnecessary to the business of the Training School.

(3)	Party A and the Training School have furnished Party B and its legal counsel, accountant and valuer with the record and information on the Related Assets and Related Liabilities, which is true, correct, and complete in all material respects.
7.3	Financial information
(1)	Audit Report (a true and complete copy has been delivered to Party B)
(A)	Affixed to Appendix I of this Agreement is the Audit Report issued by Xin Yong Zhong He CPA Ltd and provided by Party A(Appendix I: Training School Audit Report 31 December 2004), which forms an integral part of this Agreement and has the same legal binding enforceability.

(B)	The Audit Report is complete and correct in all material respects and the content of which constitutes representations and warranties by Party A in respect of the profitability, assets and liabilities of the Training School as at 31 December 2004.

(C)	The Audit Report has been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”).

(D)	Sufficient accrual, payables and disclosure have been accrued/made, in accordance with the PRC GAAP, in respect of all the liabilities and commitments (including contingent, unquantifiable and contesting liabilities) that have not been paid as at 30 May 2005.

(E)	Provision or reserve have been made, in accordance with the principles set out in the notes of the Audit Report, for all the taxation liable to be assessed on the Training School, or for which the Training School may be accountable, in respect of the period ended on or before 30 May 2005. Such provision will be sufficient to cover all taxation assessed or liable to be assessed on the Training School or for which the Training School, is, may be or may become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to and including the last date to which they relate.
(2)	Financial Statements
(A)	Affixed to Appendix II of this Agreement is the Financial Statements provided by Party A (Appendix II: Training School Financial Statements 31 May 2005), which forms an integral part of this Agreement and has the same legal binding enforceability.

(B)	The Financial Statements are complete and correct in all material respects and the content of which constitutes representations and warranties by Party A in respect of the profitability, assets and liabilities of the Training School as at 31 May 2005.

(C)	Since 31 May 2005 and up to the Closing Date, there has been no material adverse change to the financial status and the business of the Training School as compared to the financial status as at 31 May 2005. Changes are considered to be material adverse if they lead to a 20% reduction in the asset or a 20% increase in the liability.
7.4	Financial record
(1)	The Training School has kept duly made up all requisite books of account relating to the Related Business, Related Assets and Related Liabilities and the changes of the Related Business, Related Assets and Related Liabilities within the Related Period (reflecting in accordance with good accounting principles all the financial transactions of the Training School) minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Training School are in the possession of the Training School.

(2)	All accounts, books, ledgers, financial records and any records mentioned in clause 7.4(1) above,
(A)	contain due and accurate records;

(B)	do not contain or reflect any material inaccuracies or discrepancies; and

(C)	give and reflect a true and fair view of the Related Business and all the transactions, contracts and trades of the Training School.
(3)	All documents required to be filed with the authority have been properly made up and filed.
7.5	Taxation
(1)	The Training School has duly compiled and will until Closing continue duly to comply with its obligations to account to the relevant tax authorities for all amounts for which it is or may become accountable in respect of taxation, whether of the PRC or elsewhere, as a result of the Related Business, Related Assets and Related Liabilities.

(2)	All returns in connection with taxation that should have been made by the Training School relating to the Related Business, Related Assets and Related Liabilities have been made currently and on a proper basis and will until the Closing Date continue to be so made. The returns mentioned above have not (and will not) led to any disputes. To the best of the knowledge of Party A after reasonable enquiry, no event has occurred that will lead to dispute or any tax penalty or the loss of any tax holiday or incentive.
7.6	Related Business
(1)	During the Related Period:
(A)	the Training School has carried on its business in the ordinary and usual course;

(B)	there has been no materially adverse change in the financial condition, prospects, and profitability of the Related Business, Related Assets and Related Liabilities of the Training School. In the Related Period, there will be no events, facts or affairs that will lead to such materially adverse change. For the purposes this clause, any depreciation of the Related Assets in accordance with PRC GAAP and any disposal or reduction in inventory or raw material in the ordinary course of business shall not be considered to be material adverse change;

(C)	there has been no disposal and no agreement to dispose of any Related Assets (including inventory, machinery or equipment, account receivable, other receivable or any other asset and benefits) in circumstances where non-standard commercial terms are involved or it is not in the ordinary course of business.
(2)	Party A and its subsidiaries or associated companies do not have any direct or indirect interest in any business that is in competition or similar to the Related Business.

(3)	The granting of the exclusive operating right, together with the associated rights and obligations of the promoter of the Training School will not directly lead to the following event, which will have a material adverse effect of the business and financial condition of the Training School:
(A)	any suppliers of the Related Business terminating or starting to have the right to terminate or materially varying the terms of supply.

(B)	any customers of the Training School Business terminating or starting to have the right to terminate or materially reducing the business transactions with the Training School.

(C)	any credit facilities, loan or financing available to the Training School being terminated, affected or hindered.

(4)	Performing of the obligations of this Agreement will not resulted in the following event, which will have a material adverse effect of the business and financial condition of the Training School:
(A)	Party A and the Training School violating or breaching any clause, condition or arrangement in any agreements or contracts of Party A or the Training School.

(B)	relieving of any party of any obligations in the agreement and arrangement as mentioned in 7.6(3) above; or any party terminating any agreement and arrangement as mentioned in 7.6(3) above.
7.7	Compliance with laws
(1)	The Training School has conducted its business in all material respects in accordance with all applicable laws and regulations of the PRC and the Training School has not committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation, enactment, statute or the like in the PRC, which may have a material adverse effect upon the assets or business of the Training School.

(2)	All necessary licences, consents, permits and authorities from anyone, authority or organization have been obtained by the Training School to enable the Training School to carry on the Related Business and all such licences, consents, permits and authorities are valid and subsisting and the Training School knows of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry, which may have a material adverse effect upon the assets or business of the Training School.
7.8	Contract
(1)	As at the Closing Date, there is not claims against the Training School in relation to any agreement or arrangement under which the Training School is in default nor are there any circumstances likely to give rise to such a default after the Closing Date.

(2)	The Training School is not a party to any contract, transaction, or arrangement in which it:
(A)	is in any way otherwise than in the ordinary and proper course of the Company’s business;

(B)	cannot readily be fulfilled or performed by the Training School on time without undue or unusual expenditure of money and effort;
(3)	The Training School is not a party to any contract or arrangement related to the Related Business that is not prepared on a fair basis and the profit and financial condition of the Training School for the period from 31 May 2005 to the Delivery Date has not been affected by such contract or arrangement.
7.9	Employees

There have been no claims, contingent right, compensation, or any other benefits in accordance with the employment or service contract raised by any employee or other staff of the Training School or their estate receiver or their guidance, nor are there any circumstances likely to give rise to such claims.

7.10	Litigations
(1)	Save as disclosed in this Agreement, the Training School is not engaged in (whether as plaintiff or defendant) any legal proceedings (including litigation, arbitration and prosecution) relating to the Related Business, Related Assets or Related Liabilities and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to the Training School.

(3)	The Training School does not have any disputes with the tax authority or other governmental or regulatory department (whether of the PRC or elsewhere) on the Related Business, Related Assets or Related Liabilities, nor are there any facts likely to give rise to such disputes.
7.11	The representations, warranties and undertakings set out in clause 7.1 to 7.10 above are considered to be applicable to the period between the date of this Agreement and the Closing Date (both dates inclusive). If any representations, warranties and undertakings is correct as at the date of this Agreement but becomes untrue and incorrect before the Closing Date for whatever the reason, it is still a breach of this Agreement.

7.12	Party B hereby represents and warrants to Party A that, as at the date of this Agreement and the Closing Date:
(1)	Party B has the right and power to execute and perform this Agreement; and upon execution and fulfilling the condition set forth in clause 4.1 of this Agreement, this Agreement shall constitute the valid, lawful, binding and enforceable obligations of Party B.

(2)	The representations and warranties given by Party B are true, accurate and not misleading.

(3)	The signing and execution of this Agreement will not result in Party B violating or breaching any clause, condition or arrangement in any agreements or contracts of Party B.

(4)	The representations, warranties and undertakings set out in clause 7.12(1) to 7.12(3) above are considered to be applicable to the period between the date of this Agreement and the Closing Date (both dates inclusive). If any representations, warranties and undertakings is correct as at the date of this Agreement but becomes untrue and incorrect before the Closing Date for whatever the reason, it is still a breach of this Agreement.

(5)	Party B undertakes that, after gaining the exclusive operating right of the Training School, it will oblige with the laws and regulations in the PRC in operating the Training School.

(6)	To guarantee the performance of 7.12(5) above, Party B agrees that the operation of the Training School will be subject to the monitoring of Party A and Party A will have the right to inspect any related financial records of the Training School.
Article VIII Managerial staff arrangement

8.1	After the Closing Date, Party B shall be entitled to nominate managerial staff to operate the Training School

Article IX Non-competition restriction

9.1	Party A undertakes to Party B that any time hereafter and until the expiration of five years from the Delivery Date, it will use its best effort to avoid carrying on or being engaged in any business (including the business of its associated companies and subsidiaries) similar to, or competing with the business of the Training School. If, within five years from the Delivery Date, Party A, its associated companies or its subsidiaries carry on or is engaged in any business similar to the Training School and has lead to the Training School suffering losses and damages, Party A agrees to compensate Party B for the losses and damages suffered.

Article X Breach of agreement responsibility

10.1	Each Party hereto shall perform its obligations arising under the representations, warranties and undertakings made and shall fully indemnify the other Party from and against all losses (including economical damages and expenses) resulting from, arising out of, or in connection with its breach of this Agreement.

Article XI Force Majeure

11.1	If one Party’s performance of any obligation or any part of such obligation under this Agreement is prevented, restricted or disturbed by any event or situation beyond the reasonable control of such Party, including earthquakes, storms, floods and wars (“Force Majeure Event”), the Party shall inform the other Party immediately through telex or fax and shall provide supporting documents with details on the Force Majeure Event and reason of non-performance of any obligation or any part of such obligation under this Agreement. The supporting documents shall have to be counter-signed by a Notary Public

11.2	Upon the occurrence of Force Majeure Events, the affected Party shall use its best efforts to resume performing its obligation under this Agreement until the termination of this Agreement. However, if the effect of any Force Majeure Event lasts for more than 3 months, Party A shall have the right to terminate this Agreement after delivering a written notice to Party B. The termination under this clause shall not affect the rights of any Party as a result of any previous breach of this Agreement.

Article XII Governing law

12.1	This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

Article XIII Dispute Resolution

13.1	Any dispute arising out of or in connection with the interpretation or performance of this Agreement shall be settled through friendly negotiations. In the event that such dispute cannot be so resolved, the Parties shall submit the dispute for arbitration to The PRC International Economic and Trade Arbitration Committee. Any arbitral award rendered under the arbitration procedures as provided above shall be final and binding upon both Parties. Any fees in connection with the arbitration procedure shall be borne by the losing Party.

Article IX Miscellaneous

14.1	All notices and other communications required or permitted hereunder from one Party to the other Party shall be in writing and shall be delivered by hand or by a courier, sent by facsimile or electronic mail or mailed by registered or certified mail, prepaid postage. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) in the case of delivery by hand or by courier, on the date delivery arrival;(ii) in the case of facsimile or electronic mail, on the date the sender received an electronic receipt signal; and (iii) in the case of mailing, on the second business day following the deposit of such mail.

14.2	Party B does not have the right to assign any of its rights and obligations under this Agreement to any third party, unless Party A has agreed in writing or any clauses in Agreement has allowed it.

14.3	Any amendment, addition or variation to this Agreement shall be valid and binding only if in writing and signed by each of the Parties hereto. Any amendment, addition or variation to this Agreement shall be submitted, after execution by both Parties, to the relevant authority for approval or filing and is considered to be effective on the signing date or the approval date, whichever is later.

14.4	This Agreement is written in Chinese and has six original signed copies. Each of Party A and Party B shall keep 3 copies, each of which will be of equal force and effect.

14.5	If there is any delay or inaction by any Party to enforce its power, rights or remedies under this Agreement, the enforceability of such power, rights or remedies shall not in any way be affected or impaired. If any Party waives its rights against a particular breach by the other Party of any clause in this Agreement, the rights of such Party relating to any other breach, whether of the same nature or not, by the other Party shall not in any way be affected or impaired. If any Party has enforce its power, rights or remedies under this Agreement for any one time, the ability of such Party to enforce its power, rights or remedies again shall not be not in any way be affected or impaired. If any Party has partially enforce its power, rights or remedies under this Agreement, the ability of such Party to enforce its other power, rights or remedies shall not be not in any way be affected or impaired.

14.6	Any power, rights or remedies given to the Parties under this Agreement shall not affect or impair any other power, rights or remedies and shall be cumulative. It should also be supplemental to the power, rights or remedies offered by existing and future laws, contractual arrangement or any other arrangements.

14.7	Both Parties agree that if any Party breaches the clauses in this Agreement, the non-breaching Party shall have the right to terminate this Agreement and seek compensation from the breaching Party.

14.8	If any representations or warranties in Article VII is proved to be untrue or incorrect or any undertakings non-fulfilled, Party B shall have the right to terminate this Agreement and seek compensation from Party A.

14.9	All the taxes and fees related to the signing and the execution of this Agreement shall be processed in accordance with the laws and regulations provided that clause 3.1 in Article III is not affected.
In witness whereof, the Parties have caused this Agreement to be signed by their duly authorized representatives in Beijing on the date as written in the first page.
Tsinghua Tongfang Co. Ltd, as Party A
Representative:
Date:
Beijing Tongfang Digital Education Technology Limited, as Party B
Representative:
Date: